MAYER, BROWN, ROWE & MAW

71 SOUTH WACKER DRIVE

CHICAGO, ILLINOIS 60606

MAIN TELEPHONE (312) 701-7000 MAIN FAX (312) 701-7711

December 8, 2005

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131

BSFN Funding Trust I

2650 Lou Menk Drive

Fort Worth, Texas 76131

Re:	Registration Statement on Form S-3
Debt Securities and Trust Preferred Securities

Ladies and Gentlemen:

We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (“BNSF”) and BNSF Funding Trust I, a Delaware Statutory Trust (the “Trust”), in connection with the proposed issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of BNSF’s debt securities (the “Debt Securities”), Trust Preferred Securities (as defined herein, and together with the Debt Securities, the “Offered Securities”), guarantees of the Trust Preferred Securities by BNSF (the “Guarantee”), and the corporate proceedings (the “Corporate Proceedings”) taken and to be taken in connection therewith. The Debt Securities are to be issued under an indenture (the “Indenture”) between BNSF and US Bank, National Association, as Trustee.

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the Securities. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have

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MAYER, BROWN, ROWE & MAW

Burlington Northern Santa Fe Corporation

December 8, 2005

been prepared and filed with the Commission describing the Offered Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities will have been duly authorized and validly executed and delivered by each applicable Registrant and the other party or parties thereto, (v) the execution of the applicable Indenture(s) and/or the applicable Trust Preferred Securities Guarantee Agreement(s), as the case may be, has been duly authorized by BNSF by appropriate action, (vi) the board of directors, including any appropriate committee appointed thereby, and appropriate officers of BNSF have taken all necessary action to approve the issuance and terms of the Offered Securities and related matters, (vii) the applicable Indenture(s), the applicable Amended and Restated Declaration(s) of Trust, and/or the applicable Trust Preferred Securities Guarantee Agreement (s), as the case may be, have been duly qualified under the Trust Indenture Act of 1939, as amended, and (viii) any Offered Securities issuable upon conversion, exercise or exchange of any Offered Securities being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange, we advise you that in our opinion:

1. When (A) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the Debt Indenture so as not to violate any applicable law, the Certificate of Incorporation of the Bylaws of BNSF or result in default under or breach of any agreement or instrument binding upon BNSF and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over BNSF and (B) the Debt Securities, in the form established in accordance with the Indenture incorporated by reference as an exhibit to the Registration Statement, have been duly executed and delivered by BNSF and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as contemplated by any applicable purchase or underwriting agreement and the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of BNSF entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances ((a) and (b), collectively, the “Enforceability Exceptions”).

2. When (A) the terms of the Trust Preferred Securities and their issuance and sale and the terms of the Trust Preferred Securities Guarantee Agreements have been duly established in conformity with the applicable Amended and Restated Declaration of Trust so as not to violate

MAYER, BROWN, ROWE & MAW

Burlington Northern Santa Fe Corporation

December 8, 2005

any applicable law or the Certificate of Incorporation or Bylaws of BNSF or the Certificate of Trust or the Amended and Restated Declaration of Trust of the Trust or result in default under or breach of any agreement or instrument binding upon BNSF or the applicable Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over BNSF or such Trust and (B) the Trust Preferred Securities, in the form established in accordance with the applicable form of Amended and Restated Declaration of Trust, incorporated by reference as an exhibit to the Registration Statement, have been duly executed and delivered by the Trust and the Trust Preferred Securities have been authenticated by the Trustee named therein in accordance with the provisions of the Amended and Restated Declaration of Trust and the Trust Preferred Securities are delivered and paid for as contemplated by any applicable purchase or underwriting agreement and the Registration Statement, the Trust Preferred Securities Guarantee Agreement will constitute valid and legally binding obligations of BNSF, subject to the Enforceability Exceptions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein.

We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP